Exhibit 99.1

For immediate release:

Bank of Commerce Holdings™ Authorizes Stock Repurchase Program

REDDING, California, August 21, 2013 / PR Newswire—Patrick J. Moty, President & Chief Executive Officer of Bank of Commerce Holdings (NASDAQ:BOCH), a $956.6 million bank holding company, and parent company of Redding Bank of Commerce™, announced today that its Board of Directors has authorized the purchase of up to 1,000,000 or 7% of its outstanding shares over a twelve-month period.

“The newly authorized stock repurchase plan, the third in the last eighteen months, continues to provide us with an opportunistic and efficient tool to enhance shareholder value. Current valuations and the Board’s confidence in the long-term financial outlook of the company provide management an additional opportunity to buy back BOCH stock at attractive prices.” said Patrick J. Moty, President and Chief Executive Officer.

The stock repurchase plan is effective immediately and authorizes the Company to conduct open market purchases or privately negotiated transactions from time to time when, at management’s discretion, it is determined that market conditions and other factors warrant such purchases. There is no guarantee as to the exact number of shares to be purchased, and the stock repurchase plan may be modified, suspended, or terminated without prior notice. The stock repurchase will be funded from existing cash balances.

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Redding, California and is the parent company for Redding Bank of Commerce™ which operates under two separate names (Redding Bank of CommerceTM and Roseville Bank of CommerceTM, a division of Redding Bank of Commerce). The Bank is an FDIC insured California banking corporation providing commercial banking and financial services through 4 offices located in Northern California. The Bank opened on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Investment firms making a market in BOCH stock are:

Raymond James Financial

John T. Cavender

555 Market Street

San Francisco, CA 94105

(800) 346-5544

Sandler & O’Neil

Bryan Sullivan

919 Third Avenue, 6th Floor

New York, NY 10022

(888) 383-3112

McAdams Wright Ragen, Inc.

Joey Warmenhoven

1121 SW Fifth Avenue

Suite 1400

Portland, OR 97204

(866) 662-0351

Stifel Nicolaus

Perry Wright

1255 East Street #100

Redding, CA 96001

(530) 244-7199

FIG Partners

Mike Hedrei

1175 Peachtree Street NE #100

Colony Square Suite 2250

Atlanta, GA 30361

(212) 899-5217

Contact Information:

Patrick J. Moty, President and Chief Executive Officer

Telephone Direct (530) 722-3953

Samuel D. Jimenez, Executive Vice President and Chief Financial Officer

Telephone Direct (530) 722-3952

Andrea Schneck, Vice President and Senior Administrative Officer

Telephone Direct (530) 722-3959